Exhibit 10.8

CHANGE IN CONTROL AGREEMENT WAIVER

     THIS AGREEMENT is made as of [      ], 2002, among [Executive] (the “Executive”), IPC Information Systems, Inc. (“IPC”) and IPC Acquisition Corp. (“Parent”).

     WHEREAS, the Executive is currently employed by IPC and is a party to a Change in Control Agreement with IPC dated November      , 2001 (the “CIC Agreement”); and

     WHEREAS, pursuant to that certain Purchase Agreement among Global Crossing Ltd., Asia Global Crossing Ltd., Global Crossing North America Holdings Inc., Saturn Global Network Services Holdings Limited, IXnet Hong Kong Ltd. and Asia Global Crossing (Singapore) Pte Ltd., as the Sellers, and GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GMBH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P. and Parent, as Buyer, dated as of November 16, 2001 (the “Purchase Agreement”), Parent has acquired all of the outstanding shares of common stock of IPC and IPC is a wholly owned subsidiary of Parent;

     WHEREAS, the Executive, IPC and Parent desire that the CIC Agreement be terminated and that the Executive waive all rights thereunder and that in consideration of such termination and waiver, the Executive (i) be granted options to purchase shares of the common stock of Parent and (ii) be provided with certain severance benefits, in each case as provided herein.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, IPC, Executive and Parent hereby agree as follows:

     1.     Executive hereby waives any and all rights he may have under the CIC Agreement and the CIC Agreement is hereby terminated and shall no longer have any force or effect.

     2.     As soon as practicable following the date hereof, Executive shall be granted an option to purchase      shares of Parent common stock with an exercise price of $          per share, pursuant to terms of the Parent’s 2002 Stock Option Plan attached hereto as Exhibit A and the form of Nonqualified Stock Option Agreement attached hereto as Exhibit B.

     3.     In the event the Executive’s employment with IPC is terminated prior to the first anniversary of the Closing (as defined in the Purchase Agreement) by IPC or Parent for any reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), the Executive shall be entitled to the following severance payments and benefits:

          (a)  Salary continuation at the rate in effect upon such termination or at the rate in effect prior to the Closing, whichever is higher, for a period of one-hundred and eighty (180) days following the date of such termination of employment (the “Severance Period”);

          (b)  A lump sum cash payment, payable upon the last day of the Severance Period, in an amount equal to the 50% of the higher of (x) the Executive’s target annual bonus, if any, for the 2000 fiscal year or (y) the Executive’s target annual bonus for the year in which such termination of employment occurs;

          (c)  Continuation during the Severance Period of the Executive’s (and the Executive’s eligible dependents) health and life insurance benefits, at the same cost to the Executive, and at the same coverage level as in effect as of the date of the Executive’s termination of Employment (subject to changes in coverage levels applicable to employees of IPC and its subsidiaries). The applicable COBRA health insurance benefit continuation period shall commence at the beginning of the Severance Period.

     4.     The severance payments and benefits provided for herein are in lieu of any severance benefits the Executive would otherwise be entitled to as a result of the Executive’s termination of employment. The Agreement shall not effect the Executive’s rights to any severance benefits the Executive may be entitled to in connection with a termination of employment that occurs on or after the first anniversary of the Closing under any severance plan sponsored by Parent, IPC or any of their subsidiaries.

     5.     For purposes of this Agreement, the following terms shall have the meanings indicated below:

          (a)  “Cause” for termination of the Executive’s employment shall mean the Executive’s (i) intentional failure or refusal to perform reasonably assigned duties, (ii) dishonesty, willful misconduct or gross negligence in the performance of the Executive’s duties, (iii) involvement in a transaction in connection with the performance of the Executive’s duties to Parent, IPC or any of their subsidiaries which transaction is adverse to the interests of Parent, IPC or any of their subsidiaries and which is engaged in for personal profit, (iv) willful violation of any law, rule or regulation in connection with the performance of the Executive’s duties (other than traffic violations or similar offenses), (v) indictment, conviction or plea of no contest to any felony or other crime involving moral turpitude, (vi) action or inaction materially adversely affecting the reputation of the Parent, IPC or any of their subsidiaries (vii) breach of any non-disclosure, non-solicitation or non-competition covenants contained in any option, employment or other agreement with IPC or Parent.

          (b) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence, without the Executive’s consent of (i) a reduction in the Executive’s annual base salary, (ii) a reduction in the Executive’s target bonus percentage by more than ten (10) percentage points, or (iii) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the location of such principal place of employment immediately prior to the Closing.

     6.     This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, written or oral, between them as to such subject matter. This Agreement may not be amended or modified except by an instrument in writing duly signed by the party to be charged.

     7.     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns.

     8.     This Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof.

     9.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

IPC INFORMATION SYSTEMS, INC.

By:

Name: Title:

IPC ACQUISITION CORP.

By:

Name: Title:

EXECUTIVE

Print Name:

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